Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Delta Petroleum Corporation (Debtor in Possession):

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-167644, 333-160267 and 333-160724) and on Form S-8 (Nos. 333-141247, 333-137361, 333-127654, 333-108866, 333-103585, 333-73324, 333-30276, 333-151958 and 333-164265) of Delta Petroleum Corporation of our reports dated August 31, 2012, with respect to the consolidated balance sheets of Delta Petroleum Corporation and subsidiaries (Debtor in Possession) (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Delta Petroleum Corporation.

Our report over the consolidated financial statements contains an explanatory paragraph that states that the Company is currently operating pursuant to Chapter 11 of the U.S. Bankruptcy Code having filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware and there are no assurances as to management’s ability to construct and obtain confirmation of a plan of reorganization under the Bankruptcy Code, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in notes 2 and 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report over the effectiveness of internal control over financial reporting indicates that the scope of our work was not sufficient to enable us to express, and we did not express, an opinion on the Company’s internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

August 31, 2012